American National Bankshares Inc.
Names Chief Banking Officer

For more information, contact:
William W. Traynham
Chief Financial Officer
American National Bankshares Inc.
traynhamw@amnb.com
434.773.2242

Traded:  NASDAQ Global Select Market    Symbol:  AMNB

FOR IMMEDIATE RELEASE:                                                                       December 20, 2013

DANVILLE, VA – American National Bankshares Inc. (NASDAQ:  AMNB), parent company of American National Bank and Trust Company (the Bank), today announced that H. Gregg Strader will serve as Chief Banking Officer for the Bank, effective Jan. 1, 2014.

Strader, who joined American National in June 2013, will remain Executive Vice President. As Chief Banking Officer, his management responsibilities will encompass all lines of business, including commercial banking, retail banking and wealth management. He will continue to be located at American National's Green Valley Office in Greensboro.

Strader has more than 30 years of experience in the banking industry. His expertise ranges from management of lending, credit due diligence and risk management to mergers and integrations and strategic leadership. He has worked with various financial institutions, including First Union/Wachovia Corporation for 23 years. Most recently, he served as Executive Vice President & Chief Credit Officer for IBERIABANK Corporation in New Orleans, La. An alumnus of Davidson College in Davidson, N.C., Strader also holds a master's degree in business administration from Washington University's Olin School of Business in St. Louis.

About American National

American National Bankshares Inc. is a multi-state bank holding company with total assets of approximately $1.3 billion. Headquartered in Danville, Va., American National is the parent company of American National Bank and Trust Company. American National Bank is a community bank serving southern and central Virginia and north central North Carolina with 25 banking offices and two loan production offices. American National Bank and Trust Company also manages an additional $607 million of trust, investment and brokerage assets in its Trust and Investment Services Division. Additional information about the company and the bank is available on the bank's website at www.amnb.com.

Shares of American National are traded on the NASDAQ Global Select Market under the symbol "AMNB."

H. Gregg Strader